October 19, 2018

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20546

Re: Generation Alpha, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Generation Alpha, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of (i) 1,500,000 shares of common stock that are currently issued and outstanding, have been legally and validly issued, fully paid and non-assessable, (ii) 1,000,000 shares of common stock issuable upon exercise of warrants, and (iii) 2,410,162 shares of common stock that may be sold to YA II PN, Ltd. (“YA”) under the standby equity distribution agreement dated April 16, 2018 (the “SEDA”); are duly authorized and will be, when issued pursuant to the SEDA, legally and validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference LLP

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